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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 20, 2001

MB FINANCIAL, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	0-24566	36-3895923
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1200 North Ashland Avenue, Chicago, Illinois	60622
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (773)278-4040

N/A
(Former name or former address, if changed since last report)

Item 7.    Financial Statements and Exhibits

  (c)
  Exhibits

  99.1
  Press Release

  99.2
  Presentation Materials

Item 9.    Regulation FD Disclosure

    On April 20, 2001, MB Financial, Inc. ("MB Financial") and MidCity Financial Corporation ("MidCity Financial") announced that they had agreed to combine in a merger, pursuant to an Agreement and Plan of Merger, dated as of April 19, 2001 (the "Merger Agreement"). Pursuant to the Merger Agreement, each of MB Financial and MidCity Financial will be merged into a newly formed company, which will assume the name "MB Financial, Inc." Holders of MB Financial common stock before the transaction will receive one share of common stock of the new company for each share held prior to the transaction. Each share of MidCity Financial common stock will be exchanged for 230.32955 shares of common stock of the new company. The transaction is expected to be accounted for as a pooling-of-interests and the merger of each of MB Financial and MidCity Financial with the new company is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

    Consummation of the transaction is subject to a number of conditions, including (1) adoption of the Merger Agreement by the shareholders of MB Financial and MidCity Financial, (2) receipt of the requisite approvals from bank regulatory authorities, (3) receipt of opinions as to the tax treatment of the transaction and (4) certain other conditions.

    The press release announcing the transaction (the "Press Release") is included as Exhibit 99.1 to this report and is incorporated into this Item 9 by reference.

    On April 20, 2001, MB Financial and MidCity Financial intend to hold a presentation regarding the transaction, which will be accessible via the Internet and by conference call. Certain materials to be discussed during the presentation (the "Presentation Materials") will be available at MB Financial's web site. The Presentation Materials are included as Exhibit 99.2 to this report and are incorporated into this Item 9 by reference. Information on how to access the presentation and the Presentation Materials is included in the Press Release.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MB FINANCIAL, INC.

Date: April 20, 2001	By:	/s/ MITCHELL FEIGER Mitchell Feiger, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release
99.2	Presentation Materials

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  Item 7. Financial Statements and Exhibits
  Item 9. Regulation FD Disclosure
SIGNATURES
EXHIBIT INDEX